UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2007

URANIUM STAR CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-51151 (Commission File Number)	20-0803515 (IRS Employer Identification No.)

901 – 141 Adelaide St. W., Toronto, Ontario, Canada (Address of Principal Executive Offices )	M5H 3L5 (Zip Code)

Registrant's Telephone Number, including area code:  (416) 364-7024

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously reported, pursuant to an agreement dated May 2, 2006 entered into with Virginia Mines Inc., Virginia Mines Inc. had the right to sell its 25% undivided interest in the Sagar Property to Uranium Star.  On February 19, 2007, Virginia Mines exercised that option and Uranium Star acquired the 25% undivided interest by issuing to Virginia Mines 1,000,000 shares of Uranium Star's common stock, and a warrant exercisable for 1,000,000 shares of Uranium Star's common stock at a price equal to the weighted average closing price for Uranium Star's common stock for the 20 trading days preceding the date of grant.  The warrant has a term of 2 years.  See the press release dated February 28, 2007, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference, for additional information.

These shares were issued pursuant to Rule 506 of Regulation D under the Securities Act, based on the following: (a) the investors confirmed to us that they were "accredited investors," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Item 9.01. Financial Statements and Exhibits

Exhibits

Number	Description
99.1	Press Release dated February 28, 2007

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

URANIUM STAR CORP.

(Registrant)

Date: March 1, 2007

__/s/  J.A. Kirk McKinnon______________

J.A. Kirk McKinnon

President and Chief Executive Officer

Exhibit 99.1

URANIUM STAR CORP.  (Symbols (OTCBB):URST - (FSE): YE5)

February 28, 2007

Uranium Star Corp. Acquires Remaining 25% Ownership of its Sagar Uranium/Gold Property

Toronto, Canada February 28, 2007 - Uranium Star Corp. ("Uranium Star") is pleased to announce that it has solidified its interest in the Sagar Uranium/Gold property located in the Labrador Trough, Northern Quebec by acquiring the remaining 25% interest from Virginia Mines Inc.

Pursuant to an agreement dated May 2 2006 entered into with Virginia Mines Inc. (traded on the TSX under the symbol VGQ), Uranium Star received the option to acquire an undivided 75% participating interest in 200 claims constituting the  “Sagar Property”, located in the Labrador Trough in Northern Quebec.  Pursuant to that agreement, Virginia exercised its right to sell an additional 25% undivided interest in the Sagar Property to Uranium Star.  The consideration payable by Uranium Star is comprised of 1,000,000 shares of Uranium Star's common stock, and a warrant exercisable for 1,000,000 shares of Uranium Star's common stock at a price equal to the weighted average closing price for Uranium Star's common stock for the 20 trading days preceding the date of grant.  The warrant has a term of 2 years.

Uranium Star has acquired a 100% interest in the Sagar Property, subject to a 1% NSR on certain claims and a 0.5% NSR on other claims owned by Jones & Poisson.  Uranium Star has the right to buy back half of the 1% NSR (0.5%) for $200,000 and half of the 0.5% NSR (0.25%) for $100,000.

Under the agreement with Virginia, Uranium Star must incur aggregate exploration expenditures of at least $2,000,000 on the Sagar Property on or before August 31, 2008.

Sagar Property

The Sagar Property is the Company's primary exploration focus as it possesses exceptional grades for both uranium and gold. The Mistamisk Boulder Field is approximately 500 X 250 meters in size and contains many radioactive boulders. In a Virginia Mines report, 70 boulders assayed an average of 64.9g/t Au and 1.3% U (with values up to 640 g/t Au and 16.5% U). Uranium Star is the direct beneficiary of the extensive exploration efforts incurred by previous operators including Virginia. These programs have shown that the Sagar Property is characterized by an impressive amount of uranium, gold, copper and lead/zinc mineralization of different styles and potential deposit models.

ABOUT THE COMPANY

Uranium Star Corp. is a rapidly emerging uranium exploration company with assets in Northern Quebec, Arizona and Finland. Its shares are traded on the OTCBB under the symbol URST, as well as the Frankfurt Exchange under the symbol YE5. The Company continues to focus on high priority uranium property acquisition and exploration in order to participate in meeting the significant and increasing demand for uranium as an alternative energy source.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors effecting the Company's operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.

FOR FURTHER INFORMATION PLEASE CONTACT:

The Buick Group Jon Ruby Toll Free: 1(877)748-0914 jruby@buickgroup.com www.uraniumstar.com	or	Uranium Star Corp. Kirk McKinnon President and CEO (416) 364-4986 or 1(800)818-5442	or	Uranium Star Corp. Richard Schler Vice President and CFO (416) 364-4986 or 1(800)818-5442